Exhibit 99.2

Data from Phase 2 Clinical Trial of TG-1101 (Ublituximab) and Ibrutinib Shows Compelling Clinical Activity in Patients with Previously Treated, High-Risk Chronic Lymphocytic Leukemia (CLL)

•	95% (19/20) Overall Response Rate (ORR) in Patients with High-Risk CLL, the patient population to be studied in recently announced Phase 3 Clinical Trial being conducted under Special Protocol Assessment (SPA)

•	87% (34/39) ORR per iwCLL criteria in all evaluable CLL patients plus an additional 10% of patients with a nodal PR or nodal reductions ranging from 20%-45% without disease progression

•	88% (7/8) ORR in all evaluable Mantle Cell Lymphoma (MCL) patients with a 38% (3/8) Complete Response rate

•	Combination of TG-1101 + Ibrutinib well tolerated with limited Grade 3/4 events reported to date

SAN FRANCISCO, CA, December 8, 2014 TG Therapeutics, Inc. (Nasdaq:TGTX), today announced clinical results from its Phase 2 study of TG-1101 (ublituximab), the Company's novel glycoengineered anti-CD20 monoclonal antibody, in combination with ibrutinib (IMBRUVICA®), the oral BTK inhibitor from Pharmacyclics (Nasdaq:PCYC) and Janssen Biotech, Inc. Data from the Phase 2 study is being presented during the 56th Annual American Society of Hematology (ASH) meeting being held in San Francisco, CA.

The poster presentation includes data from 54 patients with relapsed and/or refractory CLL, SLL or MCL treated with TG-1101 at doses of 600 mg or 900 mg, in combination with ibrutinib at an oral daily dose of 420 mg for patients with CLL/SLL, and 560 mg for patients with MCL. High-risk CLL was defined as the presence of 17p del, 11q del and/or p53 mutation.

Dr. Jeff Sharman, Medical Director of Hematology Research for the US Oncology Network, and Study Chair for the Phase 2 trial stated: "We continue to be impressed with the clinical activity and safety profile of ublituximab in combination with ibrutinib, especially in the high-risk CLL patient group which we will be evaluating in the upcoming Phase 3 trial. This data not only shows ublituximab can be safely combined with ibrutinib, but also can induce rapid and deeper responses compared to prior trials of ibrutinib alone. I am very excited, along with the team of investigators at US Oncology, to lead the upcoming Phase 3 trial and believe it will be an attractive protocol with great interest from patients for this study."

Michael S. Weiss, the Company's Executive Chairman and Interim CEO commented on the data, “We are thrilled by the data presented today by Dr. Sharman and colleagues which further supports our previously announced Phase 3 strategy for TG-1101. The high-risk CLL patient group, which achieved a 95% ORR, is the same patient population we will be studying in our randomized Phase 3 trial which utilizes ORR as a primary endpoint to support accelerated approval. We were also quite encouraged by the high overall response and complete response rates in Mantle Cell Lymphoma (MCL), particularly compared to the published data on single agent ibrutinib. These results, coupled with a favorable safety profile, which does not appear to differ significantly from that of single agent ibrutinib, continues to support our belief that TG-1101 plus ibrutinib is an attractive treatment option for patients with relapsed refractory CLL and MCL. We thank Dr. Sharman and all the investigators from this Phase 2 trial, and look forward to the imminent launch of our Phase 3 trial of TG-1101 with ibrutinib.”

Overview of the data presented on TG-1101 + ibrutinib

Safety and Tolerability

TG-1101 in combination with ibrutinib was well tolerated in the 54 patients evaluable for safety, with day 1 infusion related reactions (IRR) being the most frequently reported adverse event (regardless of causality). Only two Grade 3 or 4 adverse events were observed in > 5% of patients: IRR (6%) and neutropenia (6%). Adverse events were manageable with only 7% of patients discontinuing from the study due to an adverse event: 1 diarrhea; 1 rash (both of which were attributed to ibrutinib); and 2 non-related adverse events. Overall, aside from day 1 IRR, the addition of TG-1101 did not appear to alter the safety profile seen historically with single agent ibrutinib.

Clinical Activity

Of the 54 patients treated, 39 CLL and 8 MCL patients were evaluable for response (2 SLL patients were enrolled and also included in the safety analysis). The 5 CLL patients who were not evaluable included 3 who discontinued due to an adverse event and 2 who withdrew consent prior to their first efficacy assessment.

The breakdown of responses is as follows:

Overall Response Rate (Assessed ≤6 months)(1)

Type	Pts (n)	CR (n)	PR* (n)	PR (n)	nPR (n)	SD (n)	PD (n)	ORR (%) (CR/PR)
CLL patients (all)	39	1	3	30	1	3	1	87%
High-Risk Subset	20	1	2	16	-	-	1	95%

MCL patients	8	3	-	4	-	1	-	88%

CR: Complete Response; PR*: CR pending bone marrow confirmation; PR: Partial Response by iwCLL (Hallek 2008) or Cheson Criteria; nPR: nodal PR; SD: Stable Disease > 12 weeks; PD: Progressive Disease

(1)	As per the protocol, the study was a designed to assess ORR through end of month 5 of treatment. Following month 6, patients were off protocol, and at their physician’s discretion, remained on ibrutinib, as per the ibrutinib label. As of the analysis, not all patients have been assessed through the end of month 5.

Of the 20 CLL patients with previously treated high-risk disease, 19 or 95% had a complete or partial response as per the iwCLL (Hallek 2008) criteria. This is the same patient population that will be studied in the Company’s recently announced Phase 3 Clinical Trial which will be conducted pursuant to a Special Protocol Assessment with the FDA.

For the entire group of 39 CLL patients evaluable for efficacy, 92% (36/39) reported a nodal response (> 50% reduction in their disease burden). Overall, 87% achieved an objective response per the iwCLL (Hallek 2008) criteria plus an additional 10% of patients with a nodal PR or nodal reductions ranging from 20%-45%, without disease progression. In addition, in patients with CLL, TG-1101 appeared to abrogate ibrutinib related lymphocytosis with patients experiencing a median 75% reduction in their absolute lymphocyte count (ALC) by the end of month 3 following initiation of combination therapy.

In patients with Mantle Cell Lymphoma (MCL), an 88% overall response rate was seen with a 38% complete response rate.

TG-1101 + IBRUTINIB PHASE 3 STUDY PROGRAM – The GENUINE Trial

As previously announced, TG Therapeutics, Inc. has reached an agreement with the U.S. Food and Drug Administration (FDA) regarding a Special Protocol Assessment (SPA) on the design, endpoints and statistical analysis approach of a Phase 3 clinical trial for TG-1101 (ublituximab), its glycoengineered anti-CD20 monoclonal antibody, in combination with Imbruvica® (ibrutinib) for the treatment of Chronic Lymphocytic Leukemia (CLL) in patients with high risk cytogenetics. The SPA provides agreement that the Phase 3 trial design adequately addresses objectives that would support the regulatory submission for drug approval.

The GENUINE phase 3 trial is a randomized controlled clinical trial, with patients receiving either TG-1101 plus ibrutinib or ibrutinib alone. The trial will enroll approximately 330 patients, with approximately the first two-thirds of the patients included in the ORR assessment. As per the SPA, the Company plans to use the ORR data from the trial as the basis for submission of a Biologics License Application (BLA) for accelerated approval for TG-1101. All patients will then be followed for progression free survival (PFS) assessment, which is designed to support full approval.

PRESENTATION DETAILS

A poster titled “Ublituximab (TG-1101), A Novel Glycoengineered Anti-CD20 Monoclonal Antibody, In Combination With Ibrutinib is Highly Active In Patients With Relapsed and/or Refractory CLL and MCL; Results of a Phase II Trial”, is being presented today, Monday December 8, 2014, from 6:00pm – 8:00pm PT, during the American Society of Hematology (ASH) Annual Meeting being held at the Moscone Center in San Francisco, CA. The poster, Abstract Number: 4679, is being presented in the West Building, Level 1 of the Moscone Center. A copy of this poster presentation is available on the Publications Page, located within the Pipeline section of the Company’s website at www.tgtherapeutics.com.

EVENT WEBCAST DETAILS

The company will host an investor/analyst event tonight, Monday December 8, 2014 from 7:45pm PT – 9:00pm PT. This event will be audio webcast on the Events Page, located within the Investors & Media section of the Company’s website at www.tgtherapeutics.com, as well as archived for future review. This event will also be broadcast via conference call. In order to access the conference line, please call 1-877-407-8029 (U.S.), 1-201-689-8029 (outside the U.S.), and reference Conference Title: TG Therapeutics 2014 Investor & Analyst Event.

ABOUT TG THERAPEUTICS, INC.

TG Therapeutics is a biopharmaceutical company focused on the acquisition, development and commercialization of novel treatments for B-cell malignancies and autoimmune diseases. Currently, the company is developing two therapies targeting hematological malignancies. TG-1101 (ublituximab) is a novel, glycoengineered monoclonal antibody that targets a specific and unique epitope on the CD20 antigen found on mature B-lymphocytes. TG Therapeutics is also developing TGR-1202, an orally available PI3K delta inhibitor. The delta isoform of PI3K is strongly expressed in cells of hematopoietic origin and is believed to be important in the proliferation and survival of B-lymphocytes. Both TG-1101 and TGR-1202 are in clinical development for patients with hematologic malignancies. The Company also has a pre-clinical program to develop IRAK4 inhibitors, also for B-cell malignancies and autoimmune diseases. TG Therapeutics is headquartered in New York City.

Cautionary Statement

Some of the statements included in this press release, particularly those anticipating future clinical trials, the timing of commencing, completing or reporting such trials and the business prospects for TG-1101 and TGR-1202, may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to successfully and cost-effectively complete pre-clinical and clinical trials for TG-1101 and TGR-1202; the risk that early pre-clinical and clinical results that supported our decision to move forward with TG-1101 and TGR-1202 will not be reproduced in additional patients or in future studies; the risk that the data (both safety and efficacy) from future clinical trials will not coincide with the data produced from prior pre-clinical and clinical trials; the risk that our ongoing or contemplated drug combinations may not prove tolerable or efficacious; the risk that trials will take longer to enroll than expected; our ability to achieve the milestones we project over the next year; our ability to manage our cash in line with our projections, and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at www.tgtherapeutics.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

TGTX - G

CONTACT: Jenna Bosco

Director- Investor Relations

TG Therapeutics, Inc.

Telephone: 212.554.4351

Email: ir@tgtxinc.com